UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VECTREN CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MERGER PROPOSED

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

August 3, 2018

Dear Shareholder of Vectren Corporation:

We are reaching out regarding the proxy materials recently sent to you in connection with the proposal to approve the Agreement and Plan of Merger, dated April 21, 2018, by and among Vectren Corporation (“Vectren”), CenterPoint Energy, Inc. (“CenterPoint”) and Pacer Merger Sub, Inc., a wholly owned subsidiary of CenterPoint, and the special meeting of shareholders of Vectren scheduled for August 28, 2018.

Whether or not you plan to attend the special meeting, please take the time to vote by following the instructions on the back of this notice. The board of directors of the Company unanimously recommends a vote FOR all of the proposals described in the proxy statement.

If the merger is completed, Vectren will become a wholly owned subsidiary of CenterPoint and for each share of our common stock held, our shareholders will be entitled to receive $72.00 in cash, without interest, as described in more detail in the proxy statement, dated July 16, 2018 and first mailed to our shareholders on or about July 17, 2018, under the heading “The Merger Agreement—Effects of the Merger; Merger Consideration.” The consideration payable to our shareholders represents a premium of approximately 9.8 percent to the closing stock price of the Company on April 20, 2018, which was the last trading day before the proposed merger was announced. The closing stock price of the Company common stock on August 21, 2017, which was the last trading day prior to the media reports regarding takeover interest in the Company, was $61.31 per share. The merger consideration represents a 17.4 percent premium to such closing price. If adjusted for the industry peer performance between August 21, 2017 and April 20, 2018, the merger consideration represents a 28.4 percent premium over such adjusted price of $56.07 per share.

We urge you to read the proxy statement, which includes information about the merger and the special meeting. For a discussion of the U.S. federal income tax consequences of the merger, see “The Proposed Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 41 of the proxy statement.

Your vote is very important regardless of the number of shares you own. We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger. The failure to vote will have the same effect as a vote against the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

If you need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (877) 732-3619.

Sincerely,

Carl L. Chapman
Chairman, President and Chief Executive Officer

You may use one of the following simple methods to promptly provide your voting instructions:
Vote by Internet—Please access the website listed on the enclosed duplicate proxy card or voting instruction form and follow the instructions provided.
Vote by Telephone—Please call the toll free number listed on the enclosed duplicate proxy card or voting instruction form and follow the instructions provided.
Vote by Mail—Mark, sign, date and return the enclosed duplicate proxy card or voting instruction form and return it in the postage-paid return envelope

If you need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (877) 732-3619.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transactions, Vectren filed a definitive proxy statement with the SEC on July 16, 2018, which was mailed or otherwise provided to its shareholders. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors are able to obtain free copies of the proxy statement and other documents filed by Vectren with the SEC at http://www.sec.gov, the SEC’s website, or from Vectren’s website (http://www.vectren.com) under the tab, “Investors” and then under the heading “SEC Filings.” Security holders may also read and copy any reports, statements and other information filed by Vectren with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

PARTICIPANTS IN THE SOLICITATION

Vectren, CenterPoint and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies from Vectren’s shareholders with respect to the proposed transaction. Information regarding the directors and executive officers of Vectren is available in its annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 21, 2018 and its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 22, 2018, and information regarding the directors and executive officers of CenterPoint is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 15, 2018. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC in connection with the proposed transaction.